Exhibit 99.1

For Immediate Release

Crown Media Holdings Announces Renewal of Distribution

Agreement with Comcast Corporation

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STUDIO CITY, CA - November 29, 2007 -- Crown Media Holdings, Inc. (NASDAQ: CRWN), owner and operator of Hallmark Channel and Hallmark Movie Channel, today announced it has renewed its distribution agreement for Hallmark Channel with Comcast Corporation for a multi-year term. Under the new deal, Comcast systems will have the right to distribute Hallmark Channel and both the standard definition and high definition versions of Hallmark Movie Channel. Hallmark Movie Channel plans to launch an HD version in March 2008.

"We are delighted to announce this early renewal of our affiliation agreement with Comcast because, as the nation's largest cable distributor, they are one of Hallmark Channel's most important partners in contributing to our ability to continue to provide quality family friendly programming," said Henry Schleiff, President and CEO, Crown Media Holdings, Inc. "Clearly, this agreement reflects both Comcast's and Hallmark Channel's emphasis on quality, fair price and service to our respective subscribers and viewers. On a personal note, I would add that our ability to reach a mutually satisfactory agreement should indicate that regardless of size or other factors, parties who operate in good faith can reach fair agreements without outside help or intervention."

"Comcast is pleased to announce that it has renewed its affiliation agreement with one of the nation's leading providers of family friendly programming," said Madison Bond, Executive Vice President of Content Acquisition, Comcast Corporation.  "Hallmark Channel is a highly-rated network with original movies and classic series all delivered at a fair and reasonable price.  Our goal is to serve the best interests of our subscribers and there are few networks that offer them better programming or value than Hallmark Channel."

About Comcast Corporation

Comcast Corporation (Nasdaq: CMCSA, CMCSK) (http://www.comcast.com) is the nation's leading provider of cable, entertainment and communications products and services. With 24.1 million cable customers, 12.4 million high-speed Internet customers, and 3.5 million voice customers, Comcast is principally involved in the development, management and operation of broadband cable systems and in the delivery of programming content.

Comcast's content networks and investments include E! Entertainment Television, Style Network, The Golf Channel, VERSUS, G4, AZN Television, PBS KIDS Sprout, TV One, Comcast SportsNet and Comcast Interactive Media, which develops and operates Comcast's Internet business. Comcast also has a majority ownership in Comcast-Spectacor, whose major holdings include the Philadelphia Flyers NHL hockey team, the Philadelphia 76ers NBA basketball team and two large multipurpose arenas in Philadelphia.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming. The Company currently operates and distributes Hallmark Channel in the U.S. to nearly 85 million subscribers. The program service is distributed through 5,300 cable systems and communities as well as direct-to-home satellite services across the country.   Hallmark Channel consistently ranks among the top ten ad-supported cable networks in Prime Time and Total Day household ratings and is the nation's leading network in providing quality family programming. Crown Media also operates a second 24-hour linear channel, Hallmark Movie Channel and will launch Hallmark Movie Channel HD in the first quarter 2008.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

For more information, please visit www.hallmarkchannelpress.com.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management's current expectations, estimates and projections. Words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements. Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; and other risks detailed in the Company's filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company's most recent 10-K and 10-Q Reports. Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Investors and Financial Press Press

Mindy Tucker Nancy Carr

IR Focus Hallmark Channel

914.725.8128 818.755.2643

mindy@irfocusllc.com nancycarr@hallmarkchannel.com

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